Exhibit 10.12
RSUs - Directors
McCORMICK & COMPANY, INCORPORATED
2013 OMNIBUS INCENTIVE PLAN
TERMS OF RESTRICTED STOCK UNITS AWARD
The following terms and conditions apply to restricted stock units granted under the 2013 Omnibus Incentive Plan by McCORMICK & COMPANY, INCORPORATED, a Maryland corporation, with its principal offices in Baltimore County, Maryland (hereinafter called the "Company").
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that the interests of the Company and its stockholders will be advanced by encouraging its directors to become owners of common stock of the Company; and
WHEREAS, the Board approved and adopted the Company’s 2013 Omnibus Incentive Plan (the “Plan”) on November 27, 2012, effective December 1, 2012, subject to the approval of the Company’s stockholders on or before April 3, 2013; and
WHEREAS, the Company’s stockholders approved the Plan on April 3, 2013; and
WHEREAS, one of the purposes of the Plan is to provide an inducement to the members of the Board (each a “Grantee”) to acquire shares of common stock of the Company; and
WHEREAS, the Board has authorized and approved the grant of the Award (defined below) pursuant to the Plan;
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements below set forth, the terms of the Award consist of the following:

1.
Grant of Restricted Stock Units. Details of the Grantee’s award are described on the screen captioned “Grants & Awards” in the Computershare website. On the Grant Date referenced on the screen captioned “Grants & Awards,” the Company granted to the Grantee restricted common stock units (hereinafter referred to as “Restricted Stock Units”), which shall become vested in accordance with the vesting schedule described in Section 3 hereof, for the number of shares of the Company’s common stock identified as Shares Granted (the “Award”). Each Restricted Common Stock Unit shall represent one hypothetical share of Common Stock, without par value, of the Company, (hereinafter collectively referred to as “Common Stock”). Each Restricted Common Stock Unit shall at all times be equal in value to one share of Common Stock of the Company. The Company shall credit each Restricted Stock Unit to a bookkeeping account that the Company shall maintain for the Grantee until the Company issues Common Stock with respect to such Restricted Stock Unit in accordance with Section 4 hereof or such Restricted Stock Unit is forfeited in accordance with Section 3 hereof.

2.
Restrictions on Transfer of Restricted Stock Units. The Restricted Stock Units granted herein and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such Restricted Stock Units or of any right or privilege conferred hereby or upon the levy, attachment, or similar process upon such Restricted Stock Units or the rights and privileges conferred hereby, such Restricted Stock Units and the rights and privileges conferred hereby shall immediately become null and void.

3.	Vesting of Restricted Stock Units.

(a)
The Restricted Stock Units shall become vested and non-forfeitable at the close of business on March 15 of the calendar year immediately following the calendar year in which these Restricted Stock Units are granted (the "Vesting Date") if the Grantee continues to serve as a member of the Board from the Date of Grant until the Vesting Date. Except as provided in Section 3(b) hereof, if the Grantee ceases to be a director of the Company prior to the Vesting Date, the Restricted Stock Units shall be immediately forfeited.

(b)
Notwithstanding the provisions of Section 3(a) hereof, any outstanding Restricted Stock Units shall immediately become vested and non-forfeitable in the event of the Grantee’s death or total and permanent disability or in the event of a Change in Control of the Company. If such Restricted Stock Units become vested and non-forfeitable pursuant to this Section 3(b), the date of the Grantee’s death or total and permanent disability or the date of the Change in Control, whichever applies, shall be treated as the Vesting Date for purposes of this Award.

(c)
For purposes of this Section 3, the Grantee shall be considered "totally and permanently disabled” if (i) the Grantee is unable, as a result of demonstrable illness (including mental illness), injury or disease, to engage in any occupation or perform any work for remuneration or profit for which the Grantee is reasonably qualified and (ii) the illness, injury or disease is expected to be permanent.

4.	Issuance of Common Stock.

(a)
The Company shall issue to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s personal representative) shares of Common Stock corresponding to the vested Restricted Stock Units as soon as practicable following the Vesting Date and in no event later than the March 15th of the calendar year following the Vesting Date. Shares of Common Stock, without par value, of the Company shall be issued with respect to vested Restricted Common Stock Units.

(b)	No shares of Common Stock shall be issued to the Grantee under this Award before the Vesting Date.

(c)
The Company's obligations to the Grantee with respect to the Restricted Stock Units shall be satisfied in full upon the issuance of shares of Common Stock with respect to the Restricted Stock Units that vest in accordance with Section 3 hereof, net of any applicable withholding taxes, or upon the forfeiture of such Restricted Stock Units in accordance with such Section.

5.	Dividend, Voting and Other Rights.

(a)
The Restricted Stock Units are not shares of Common Stock, and the Grantee shall therefore have no voting, dividend, or other shareholder rights by reason of receiving or being credited with Restricted Stock Units pursuant to this Award unless and until shares of Common Stock are issued to the Grantee pursuant to Section 4 hereof.

(b)
This Award represents only an unfunded and unsecured promise by the Company. The Grantee’s rights under the terms of this Award shall be limited to those of an unsecured general creditor of the Company.

6.	Adjustments. The shares of Common Stock issuable with respect to the Restricted Stock Units are subject to adjustment as provided in Article V. G. of the Plan.

7.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding any other provision of the terms of this Award, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Award if the issuance thereof would result in a violation of any law.

8.
Section 409A of the Internal Revenue Code. It is intended that the Restricted Stock Units and this Award shall qualify as a short-term deferral arrangement described in Treas. Reg. 1.409A-1(b)(4) and any successor thereto, and that, as a result, the Restricted Stock Units and this Award shall not be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The terms of this Award and the Plan shall be administered in a manner consistent with the foregoing intent, and any provision that would cause such Restricted Stock Units or the terms of this Award to be subject to Section 409A shall have no force or effect until the terms of this Award is amended to avoid the application of Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the Grantee’s consent).

9.
Acceptance of Award. Grantee shall be deemed to have accepted this Award unless the Grantee provides written notice to the Company, within thirty (30) business days following the Grant Date, stating that the Grantee does not wish to accept the Award. Notices should be directed to Investor Services at investor_services@mccormick.com, or to McCormick & Company, Inc. Attn: Investor Services, 18 Loveton Circle, Sparks, Maryland 21152.

10.	No Right to Continue as a Director. The terms of this Award shall not confer upon the Grantee any right to continue to serve as a director of the Company.

11.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to the terms of this Award to the extent that the amendment is applicable hereto; provided, however, that (except as provided by Section 8 hereof or as required by law) no amendment shall adversely affect the rights of the Grantee under the terms of this Award without the Grantee's consent.

12.
Severability. In the event that one or more of the provisions of this Award shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be severable from the other provisions hereof, and the remaining provisions hereof shall continue in effect and be fully enforceable.

13.
Relation to Plan. This Award is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Award and the Plan, the Plan shall govern. The Plan and this Award shall be administered by the Compensation Committee of the Board in accordance with the provisions of Article II of the Plan. Except as expressly provided in the terms of this Award, capitalized terms used herein shall have the meanings ascribed to them in the Plan or on the screen captioned “Grants & Awards.”

14.
Withholding. The Company shall have the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, grant of restricted stock units, payment of shares or cash under this Award, the sale of shares acquired hereunder, and/or payment of dividends on shares acquired hereunder, as applicable.

A sufficient number of the Company shares resulting from payout of the Award at vesting may be retained by the Company to satisfy the tax withholding obligation unless the Grantee elects to satisfy all applicable tax withholding by check at the time of the taxable event, as applicable.

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